Exhibit 1.10

AMENDED AND RESTATED PERFECTION CERTIFICATE

Dated as of June 30, 2026,

from

TWIN DISC, INCORPORATED,

(the “Company”)

and

KOBELT MANUFACTURING CO. LTD.,

as Grantor,

to and in favor of

BANK OF MONTREAL,

as Administrative Agent

Schedules

1.01         Identifying Information

1.02         Prior Names

1.03         Equity Ownership

2.01         Collateral Record Locations

2.02         Owned Real Property

2.03         Leased Real Property

2.04         Bailee Locations

3.01         Pledged Equity

3.02         Pledged Indebtedness

3.03         Deposit Accounts; Securities Accounts

4.01         Patents

4.02         Trademarks

4.03         Copyrights

5.01         Indebtedness Agreements

5.02         Material Contracts

5.03         Acknowledgment and Agreements

6.01         Commercial Tort Claims

6.02         Titled Vehicles

6.03         Governmental Licenses

6.04         Taxes

6.06         Letters of Credit

AMENDED AND RESTATED PERFECTION CERTIFICATE

This AMENDED AND RESTATED PERFECTION CERTIFICATE dated as of June 30, 2026 (this “Certificate”), is delivered pursuant to the Credit Agreement dated as of even date herewith, by and between BANK OF MONTREAL, as administrative agent for the Secured Parties (in such capacity, “Administrative Agent”), TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Company”) and KOBELT MANUFACTURING CO. LTD., a company amalgamated under the laws of British Columbia (“Guarantor”, and together with the Company, collectively, the “Grantors” and each a “Grantor”).

The Company previously delivered that certain Perfection Certificate dated as of April 22, 2016 (the “2016 Perfection Certificate”) in favor of the Administrative Agent, which was assigned and amended pursuant to that certain Assignment and Amendment to Perfection Certificate dated as of July 29, 2018, and which was further assigned and amended pursuant to that certain Assignment of and Amendment to Perfection Certificate dated as of February 14, 2025 (collectively, the “Existing Perfection Certificate”), pursuant to which the Administrative Agent is the successor and current secured party thereunder.

Contemporaneously herewith, the Grantors, the Administrative Agent, the lenders from time to time party thereto and the loan parties from time to time party will enter into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which amends and restates in its entirety that certain Credit Agreement dated as of February 14, 2025, by and among the Grantors, Twin Disc Canada Holdings Ltd. and Administrative Agent, in its capacity as lender (the “Existing Credit Agreement”).

As a condition to the extension of credit and other financial accommodations under the Credit Agreement, the Administrative Agent has required that each Grantor deliver this Certificate for the benefit of the Secured Parties and to confirm and update the representations and warranties set forth in the Existing Perfection Certificate with respect to the Collateral.

The parties desire to amend and restate the Existing Perfection Certificate, such that the Existing Perfection Certificate is replaced in its entirety by, and pursuant to the terms and conditions set forth in, this Certificate.

Each Grantor hereby certifies to Administrative Agent and each other Lender as follows, as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents to be consummated on the Closing Date:

ARTICLE I
GRANTOR INFORMATION; LIEN SEARCH;
FINANCING STATEMENTS

1.01    Identifying Information. Schedule 1.01 hereto sets forth the following information for each Grantor:

(a)    its exact legal name, as such name appears in its certificate or articles of incorporation;

(b)    its type of organization (i.e. corporation, limited liability company, limited partnership, etc.);

(c)    its jurisdiction of organization or formation;

(d)    its organizational identification number, if any, issued by the jurisdiction of organization or formation; and

(e)    its Federal Taxpayer Identification Number (or, in the case of a Canadian entity, its Business Number issued by the Canada Revenue Agency).

1.02    Prior Names. Except as set forth in Schedule 1.02 hereto, during the five-year period ending on the date of this Certificate, each Grantor:

(a)    has not changed its legal name, identity or organizational structure (including by merger, consolidation or amalgamation with any other Person) or conducted business under any other name (including tradename or similar appellations);

(b)    has not acquired any assets from any other Person other than Inventory and Equipment in the Ordinary Course of Business from persons in the business of selling such goods.

1.03    Equity Ownership. Schedule 1.03 sets forth the owner of outstanding Equity Interests of the Loan Parties and the percentage of the outstanding Equity Interests owned of each such Loan Party.

ARTICLE II
COLLATERAL LOCATIONS

2.01    Collateral Records. Schedule 2.01 sets forth the chief executive office of each Grantor and each other location where each Grantor maintains its books or records relating to any material portion of the Collateral, including Accounts and General Intangibles.

2.02    Owned Real Property. Schedule 2.02 hereto sets forth the following information for each parcel of real property owned by each Grantor: (a) its street address, (b) the county in which the real estate records for such property are located, (c) a brief description of its current use, (d) a good faith estimate of its current fair market value, and (e) whether all or a portion of such property has been leased to any other Person.

2.03    Leased Real Property. Schedule 2.03 hereto sets forth the following information for each parcel of real property leased to or by each Grantor: (a) its street address, (b) the county in which the real estate records for such property are located, (c) a brief description of its current use, (d) the name of the lessor, and (e) whether all or a portion of such property has been subleased to any other Person.

2.04    Bailee Locations. Schedule 2.04 sets forth any locations, other than any owned or leased real property locations identified on Schedules 2.02 and 2.03, where each Grantor maintains any Inventory or Equipment including, for each location: (a) the name of the Person in business at such location, (b) its street address, (c) a brief description of the type of location (i.e. warehouse, bailee, processor, etc.), and (d) a good faith estimate of the current fair market value of the Inventory and Equipment at such location.

2.05    Landlord Agreements. Landlord waivers have been delivered to Administrative Agent in respect of each location identified on Schedule 2.03 to the extent required by the Credit Agreement, in each case each duly executed by the landlord for such location and each Grantor.

ARTICLE III
INVESTMENTS

3.01    Pledged Equity.

(a)   Schedule 3.01 hereto sets forth a list of all the issued and outstanding capital stock, partnership interests, limited liability company membership interests or other Equity Interests in (1) Guarantor; and (2) any first-tier non-U.S. subsidiary with a majority of the Equity Interests therein owned by the Company or the Guarantor.

(b)    To the extent required by the Credit Agreement, the certificated securities evidencing such Equity Interests owned by each Grantor, together with a stock power duly executed in blank by each Grantor, have been delivered to Administrative Agent.

3.02    Pledged Indebtedness.

(a)         Schedule 3.02 hereto sets forth a list of all Indebtedness for borrowed money and all promissory notes and debt securities payable or due to each Grantor by or from any other Person.

(b)    The Instruments and other Documents evidencing such Indebtedness of each Grantor, have been delivered to Administrative Agent.

3.03    Deposit Accounts. Schedule 3.03 hereto sets forth a true and correct list of deposit accounts (except Excluded Deposit Accounts) maintained by each Grantor, including (a) the name and address of the depositary institution or securities intermediary, as the case may be, (b) the type of account, and (c) the account number.

3.04    Account Control Agreements. Control agreements have been delivered to Administrative Agent in respect of each deposit account identified on Schedule 3.03 to the extent required pursuant to the Credit Agreement, in each case duly executed by each Grantor and the depositary institution at which such accounts are maintained.

ARTICLE IV
INTELLECTUAL PROPERTY

4.01    Patents. Schedule 4.01 hereto sets forth all of each Grantor’s patents (and all applications therefor) and patent licenses, including the registration number of each patent owned by each Grantor, and each patent owned by any other Person for which any Grantor has a patent license from such other Person.

4.02    Trademarks. Schedule 4.02 hereto sets forth all of each Grantor’s registered trademarks (and all applications therefore) and trademark licenses (other than non-exclusive software licenses granted by or to Grantors in the ordinary course of business), including the registration number of each trademark owned each Grantor, and each trademark owned by any other Person for which any Grantor has a trademark license from such other Person, and whether such trademarks have been licensed or sublicensed to any other Person.

4.03    Copyrights. Schedule 4.03 hereto sets forth all of each Grantor’s registered copyrights (and applications therefore) and copyright licenses, including the name of the registered owner and the registration number of each copyright or copyright license owned by each Grantor and each copyright owned by any other Person for which each Grantor has a copyright license from such other Person, and whether such copyrights have been licensed or sublicensed to any other Person.

4.04    Intellectual Property Security Agreement. An IP Security Agreement has been delivered to Administrative Agent for the Intellectual Property described on Schedule 4.01 and 4.02, to the extent required by the Credit Agreement, in each case each duly executed by each Grantor.

ARTICLE V
MATERIAL AGREEMENTS

5.01    Indebtedness. Schedule 5.01 hereto sets forth a list of all of the agreements in respect of any outstanding Indebtedness of each Grantor as of the Closing Date required to be disclosed on Schedule 7.1(b) of the Credit Agreement.

5.02    Material Contracts. Schedule 5.02 hereto sets forth a list of all of the Material Contracts to which each Grantor is a party (other than any agreements relating to Indebtedness described on Schedule 5.01, real property leases identified on Schedule 2.03 or any Intellectual Property licenses identified on Schedule 4.01, 4.02 or 4.03).

5.03    Acknowledgement and Agreements. Acknowledgement and agreements have been delivered to Administrative Agent in respect of each Material Contract to which each Grantor is a party requiring an acknowledgement, agreement or consent with respect to the transactions contemplated by the Credit Agreement, each of which is listed on Schedule 5.03 hereto, duly executed by each Grantor party thereto and each other party to such agreement.

ARTICLE VI
MISCELLANEOUS

6.01    Commercial Tort Claims. Schedule 6.01 hereto sets forth a description of each Commercial Tort Claim held by each Grantor asserting a material claim for monetary damages.

6.02    Motor Vehicles. Schedule 6.02 hereto sets forth a list of all titled vehicles (including any trailers and aircraft) owned by each Grantor, including: (a) the type and model of the vehicle, (b) the vehicle identification number and (c) the street address where such vehicle is customarily stored when not in use.

6.03    Governmental Licenses. Schedule 6.03 hereto sets forth a description of each license from a Governmental Authority which is material to the conduct of the business of each Grantor as conducted on the date hereof or as proposed to be conducted.

6.04    Taxes. Schedule 6.04 sets forth a description of any pending issues and audits of any of each Grantor with any federal, state, local or foreign tax authorities.

6.05    Compliance Matters. Each Grantor has delivered to Administrative Agent (a) a copy of all material compliance reports filed and correspondence regarding any active or pending investigation or enforcement action with any state, federal, local or foreign regulatory agencies and (b) all material correspondence, if any, alleging violation of or requesting compliance by each Grantor with laws, regulations, etc. or requests for information pursuant to interstate commerce laws, antitrust laws, securities laws, worker safety laws (OSHA), etc.

6.06    Letters of Credit. Schedule 6.06 lists all letters of credit in favor of each Grantor supporting or otherwise issued with respect to any of the Collateral, including the maximum face amount thereof, any amounts drawn thereunder, the issuing bank thereof and a brief description of the purpose thereof.

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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate on and as of the date first above written.

TWIN DISC, INCORPORATED

By:
Name: Jeffrey S. Knutson
Title: Vice President – Finance, Chief Financial Officer, Treasurer and Secretary

KOBELT MANUFACTURING CO. LTD.

By:
Name: Jeffrey S. Knutson
Title: Authorized Signatory